UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SD
Specialized Disclosure Report
____________________________________________________________________________________________________________________________________
PLEXUS CORP.
(Exact name of registrant as specified in its charter)
____________________________________________________________________________________________________________________________________

Wisconsin	001-14423
(State or other jurisdiction of incorporation)	(Commission File Number)
One Plexus Way
Neenah, Wisconsin 54957
(Address of principal executive offices) (Zip Code)

Angelo M. Ninivaggi
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary
(920) 969-6000
(Name and telephone number, including area code,
of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
[X]     Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.
[ ]     Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ___________.

Section 1 - Conflict Minerals Disclosure
Item 1.01    Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure
A copy of Plexus Corp.’s Conflict Minerals Report for the reporting period from January 1 to December 31, 2022, is provided as Exhibit 1.01 hereto and is publicly available on our website at www.plexus.com.

Item 1.02    Exhibit
See Item 3.01 of this Form.
Section 2 – Resource Extraction Issuer Disclosure
Item 2.01 Resource Extraction Issuer Disclosure and Report
Not applicable.
Section 3 – Exhibits
Item 3.01 Exhibits
Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Date: May 19, 2023		PLEXUS CORP.
(Registrant)

	By:	/s/ Angelo M. Ninivaggi
Angelo M. Ninivaggi
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary